Exhibit 99.1

April 30, 2008

Quarterly Report
First Quarter 2008


For the first quarter of 2008, earnings for your company were down 23.6%. We reported a $1.19 million profit for the first quarter of 2008 compared with $1.56 million in the first quarter of 2007. Assets totaled $633.5 million on March 31, 2008, a 1.2% drop from the March 31, 2007 $641.3 million figure.

Loan demand has softened since the last quarter of 2007. As we have been made aware through the media, our national economy has weakened considerably and our regional economy has felt those same effects. Loans are down 6.9% when compared to the first quarter of 2007. The real question at this point is how long and how deep this slowdown will subsist. The longer the downturn takes place the greater the likelihood that credit quality issues may arise. Because of this unknown, management has decided to increase the bank's contribution to the loan loss reserve in the first quarter of 2008, which represents an increase of $250 thousand over the contribution for the first quarter of 2007. By taking this action now, we will be positioning ourselves to grow our earnings when this period of economic weakness ends.

With an eye on the above mentioned strategy, our new Morehead banking office is open and heretofore we are very pleased by its level of business activity. Additionally, we are on track to open a new office in Nicholasville by the end of 2008. With this new facility we will be in a highly visible location in a very strong market.

In today's economic world, our goal is to approach this environment in a very cautious manner. Yet, we will always keep an eye on the future by introducing new products and services, examining appropriate growth opportunities, and providing premier customer service. By doing these things, we will be able to provide good returns for our shareholders. As always we appreciate your support.




/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      3/31/2008          3/31/2007            Change
Assets
  Cash & Due From Banks                             $  15,413,464      $  13,124,989           17.4%
  Securities                                          153,589,900        131,576,630           16.7
  Loans                                               410,840,108        441,488,191           -6.9
  Reserve for Loan Losses                               5,090,872          5,043,453            0.9
    Net Loans                                         405,749,236        436,444,738           -7.0
  Federal Funds Sold                                   13,451,000         17,363,000          -22.5
  Other Assets                                         45,303,571         42,821,311            5.8
     Total Assets                                   $ 633,507,171      $ 641,330,668           -1.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  91,843,124      $  86,967,443            5.6%
    Savings & Interest Checking                       154,230,032        160,465,529           -3.9
    Certificates of Deposit                           242,833,593        236,923,706            2.5
      Total Deposits                                  488,906,749        484,356,678            0.9
  Repurchase Agreements                                 7,412,755          8,771,336          -15.5
  Other Borrowed Funds                                 70,886,714         85,548,933          -17.1
  Other Liabilities                                     6,746,394          6,574,181            2.6
    Total Liabilities                                 573,952,612        585,251,128           -1.9
  Stockholders' Equity                                 59,554,559         56,079,540            6.2
    Total Liabilities & Stockholders' Equity        $ 633,507,171      $ 641,330,668           -1.2%


CONSOLIDATED INCOME STATEMENT

                                                                  Three Months Ending
                                                                                           Percentage
                                                      3/31/2008          3/31/2007           Change
Interest Income                                     $   9,252,859      $   9,806,563           -5.6%
Interest Expense                                        4,357,184          4,834,455           -9.9
  Net Interest Income                                   4,895,675          4,972,108           -1.5
Loan Loss Provision                                       400,000            150,000          166.7
  Net Interest Income After Provision                   4,495,675          4,822,108           -6.8
Other Income                                            2,022,161          1,896,190            6.6
Other Expenses                                          5,008,446          4,598,097            8.9
  Income Before Taxes                                   1,509,390          2,120,201          -28.8
Income Taxes                                              316,428            558,632          -43.4
  Net Income                                        $   1,192,962      $   1,561,569          -23.6
Net Change in Unrealized Gain (loss)
  on Securities                                           491,883            (41,068)        1297.7
  Comprehensive Income                              $   1,684,845      $   1,520,501           10.8%

Selected Ratios
  Return on Average Assets                                   0.75%              0.97%
  Return on Average Equity                                    8.0               11.1

  Earnings Per Share                                      $  0.42            $  0.55
  Earnings Per Share - assuming dilution                     0.42               0.54
  Cash Dividends Per Share                                   0.28               0.27
  Book Value Per Share                                      20.91              19.53

  Market Price                         High             Low            Close
    First Quarter '08                 $31.75          $29.50          $29.50
    Fourth Quarter '07                $34.00          $31.75          $31.75